Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement Amendment No. 2 on Form S-1 of our report dated April 11, 2024, which includes an explanatory paragraph relating to Notable Labs, Ltd.’s ability to continue as a going concern, relating to the consolidated financial statements of Notable Labs, Ltd. as of and for the year then ended December 31, 2023, which is contained in the Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

August 26, 2024